Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
     We have issued our report dated March 1, 2007 accompanying the consolidated financial statements and schedules of TB Wood’s Corporation contained in the Registration Statement on Form S-4 and the related Prospectus of Altra Industrial Motion, Inc. We consent to the use of the aforementioned report in the Registration Statement and Prospectus of Altra Industrial Motion, Inc., and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP Baltimore, Maryland May 2, 2007